UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Name of Registrant as Specified in its Charter:

EQUITY LIFESTYLE PROPERTIES, INC.

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EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 2, 2017
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You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the "Annual Meeting") of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company" or "we", "us" or "our"). The Annual Meeting will be held on Tuesday, May 2, 2017, at 9:00 a.m. Central Time at Two North Riverside Plaza, Chicago, Illinois 60606. At the Annual Meeting, common stockholders of record at the close of business on February 24, 2017 (the "Record Date") will be asked to consider and vote upon:

(1)	The election of ten members of the Company's Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified;

(2)	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017;

(3)	The approval of executive compensation on a non-binding, advisory basis;

(4)	The approval of the frequency of stockholder votes on executive compensation on a non-binding, advisory basis; and

(5)	The transaction of any other business properly brought before the Annual Meeting and at any adjournments or postponements thereof.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. Instructions on how to vote are contained in this Proxy Statement. Only common stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON May 2, 2017.

The Company's Proxy Statement for the 2017 Annual Meeting, its 2016 Annual Report and its Annual Report on Form 10-K for the year ended December 31, 2016 are available at http://www.astproxyportal.com/ast/26115.

Thank you for your continued support of Equity LifeStyle Properties, Inc.

By Order of the Board of Directors

David P. Eldersveld
Executive Vice President, General Counsel and Corporate Secretary
March 17, 2017

Equity LifeStyle Properties, Inc.

EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

________________

PROXY STATEMENT

________________

INTRODUCTION
This Proxy Statement contains information related to the 2017 Annual Meeting of Stockholders (the "Annual Meeting") of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company" or "we", "us", or "our"), which will be held on Tuesday, May 2, 2017, at 9:00 a.m. Central Time at Two North Riverside Plaza, Chicago, Illinois 60606.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the Purpose of the Annual Meeting?
At the Annual Meeting, stockholders will consider and vote on the following proposals (the "Proposals"):

•	Proposal 1 – elect ten members of the Company's Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified;

•	Proposal 2 – ratify the selection of Ernst & Young LLP ("Ernst & Young"), as our independent registered public accounting firm ("Independent Accountants") for the year ending December 31, 2017;

•	Proposal 3 – approve executive compensation on a non-binding, advisory basis; and

•	Proposal 4 – approve the frequency of stockholder votes on executive compensation on a non-binding, advisory basis.
In addition, stockholders will consider any other business properly brought before the Annual Meeting.
Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to the Securities and Exchange Commission's ("SEC") notice and access rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about March 23, 2017, we began mailing to all stockholders of record at the close of business on February 24, 2017 (the "Record Date") a Notice of Internet Availability of Proxy Materials (the "Notice"). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a set of the proxy materials in printed form by mail or electronically by email at no charge. Instructions on how to access the proxy materials over the Internet and how to request printed copies are included in the Notice.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who Is Entitled to Vote?
You will be entitled to vote your shares of the Company's common stock ("Common Stock") on the Proposals if you held your shares of Common Stock at the close of business on the Record Date. As of the Record Date, a total of 86,765,572 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.

What Is Required to Hold the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote in person, your shares of Common Stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting.
How Do I Vote?
Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. Stockholders can authorize a proxy over the Internet by following the instructions provided in the Notice, or if you requested printed copies of the proxy materials, you can also authorize a proxy by using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice or proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you authorize a proxy over the Internet or by telephone, you do NOT need to return your proxy card. If you authorize a proxy, the individuals named on the proxy card as representatives will vote your shares of Common Stock in the manner you indicate. You may specify whether your shares of Common Stock should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals. Stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares of Common Stock of record.
Can I Change or Revoke My Proxy?
Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy (including Internet or phone proxy) or by voting in person at the Annual Meeting. You may revoke your proxy by filing a written notice with our Corporate Secretary at our address at any time before the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request that they be so suspended. However, attendance (without further action) at the Annual Meeting will not by itself revoke a previously granted proxy.
What Are the Board’s Recommendations?
If no instructions are indicated on your valid proxy, the representatives holding your proxy will vote in accordance with the recommendations of our Board of Directors (the "Board"). The Board unanimously recommends a vote:

•	FOR election of each of the nominees for director;

•	FOR ratification of the selection of Ernst & Young as our Independent Accountants for the year ending December 31, 2017;

•	FOR approval of the executive compensation disclosed in this Proxy Statement on a non-binding, advisory basis; and

•	FOR an advisory vote on executive compensation to be held every year.
With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.
How Can I Manage the Number of Annual Reports I Receive?
Our 2016 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 ("Form 10-K") have been provided to stockholders via our Notice. If you share an address with any of our other stockholders, your household might receive only one copy of the Notice. To request individual copies for each stockholder in your household, please contact Equity LifeStyle Properties, Inc., Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). To ask that only one Notice be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, American Stock Transfer and Trust Company, LLC toll-free at 1-800-937-5449.
What Vote is Needed to Approve Each Proposal?
Following are the votes needed to approve each Proposal at the Annual Meeting. For all Proposals a quorum must be present at the Annual Meeting.
Proposal 1:    The affirmative vote of a plurality of all the votes cast by stockholders of record is necessary to elect the nominees for director.

Proposal 2:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to ratify the selection of Ernst & Young as our Independent Accountants for the year ending December 31, 2017.
Proposal 3:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to approve, on a non-binding, advisory basis, the executive compensation of our named executive officers as disclosed in this Proxy Statement.
Proposal 4:    The one-year, two-year or three-year frequency receiving the affirmative vote of the holders of record of a majority of all votes cast will be the frequency approved, on a non-binding, advisory basis. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders.
Other Matters: The affirmative vote of a majority of all the votes cast by stockholders of record is required to approve any other matters properly presented at the Annual Meeting for stockholder approval.
We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote "for" or "against" any matter being voted on at the Annual Meeting and will not be counted as "votes cast." Therefore, abstentions will have no effect on any of the Proposals, assuming a quorum is present. Broker "non-votes," or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of Common Stock are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange ("NYSE") rules to vote your shares on Proposal 2 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on Proposals 1, 3 and 4 without instructions from you, in which case a broker "non-vote" will occur and your shares of Common Stock will not be voted on these matters. None of the Proposals, if approved, entitle any of the stockholders to appraisal rights under Maryland law.
How is My Vote Counted?
If you properly execute a proxy by mail, telephone or over the Internet, and if we receive it prior to voting at the Annual Meeting, the shares of Common Stock that the proxy represents will be voted in the manner specified in the proxy. If no specification is made, the Common Stock will be voted "for" the election of the nominees for director named in this Proxy Statement, "for" ratification of the selection of Ernst & Young as our Independent Accountants for the year ending December 31, 2017, "for" approval of the executive compensation disclosed in this Proxy Statement, "for" an advisory vote on executive compensation to be held every year, and as recommended by the Board with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted as recommended by the Board, or if there is no recommendation, in the discretion of the proxy holders. No valid stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
Who is Soliciting My Proxy?
This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of solicitation of the proxies. We have retained American Stock Transfer and Trust Company, LLC to assist, at a de minimis cost, in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone at a de minimis cost.
No person is authorized on our behalf to give any information or to make any representations with respect to the Proposals other than the information and representations contained in this Proxy Statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized, and the delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

CORPORATE GOVERNANCE
Governance Policies, Code of Ethics and Committee Charters
The Board regularly evaluates the Company's corporate governance policies and benchmarks those policies against the rules and regulations of governmental authorities, the best practices of other public companies and suggestions received from various authorities. The Board has adopted the Company's Guidelines on Corporate Governance, as amended. The Company's Guidelines on Corporate Governance require that a majority of the directors be independent within the meaning of NYSE standards. The Company’s Common Stock is listed on the NYSE under the ticker symbol "ELS." The Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock is listed on the NYSE under the ticker symbol "ELSPrC." The Company has also adopted a Business Ethics and Conduct Policy, which applies to all directors, officers and employees of the Company. We will disclose on our website any amendment to, or waiver of, any provision of the Business Ethics and Conduct Policy applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or NYSE.
Our Guidelines on Corporate Governance include a director resignation policy, whereby an incumbent director who fails to receive a majority of the votes cast in an uncontested election is expected to submit his or her resignation. If an incumbent director fails to receive such a majority vote and tenders his or her resignation, the Compensation, Nominating and Corporate Governance Committee (the "Compensation Committee") will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended, taking into account any information that it considers appropriate and relevant, including the circumstances that led to the failure to receive the vote, if known. The Board will act on the tendered resignation within ninety (90) days following certification of the stockholder vote and will promptly disclose its decision and rationale as to whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, filing with the SEC or by other public announcement. On an annual basis, a Board evaluation process is completed whereby the Board's Lead Director (the "Lead Director"), Sheli Rosenberg, conducts interviews independently with each Director. The evaluation process includes an assessment of the performance of the Board as a whole, and individual Board members, with a focus on areas such as independence and objectivity, attendance, participation and input, knowledge and expertise, insightfulness and forethought, preparation and commitment to improvement. The Lead Director discusses the results of these evaluations with the Board members individually as necessitated and with the Board as a whole.
The Guidelines on Corporate Governance, the Business Ethics and Conduct Policy, the charters of the Board’s Audit Committee and Compensation Committee, and our Political Contributions Policy are each available on our website at www.equitylifestyleproperties.com, and copies may be obtained free of charge by sending a written request to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, or by emailing our Company’s Investor Relations Department at investor_relations@equitylifestyle.com.
The Board and management regularly review the Company’s governance profile and market developments, investor perspectives and proxy advisory firm guidelines.  The Company is aware that the ability of stockholders to amend corporate bylaws is a topic of recent proxy advisory firm focus and plans to review market practice on this topic, develop an understanding of stockholder perspectives on the topic and consider whether to adopt any changes in due course.
Stockholder Communications with the Board
The Board's Lead Director is Sheli Rosenberg who, as an independent director, acts in the lead capacity to coordinate the other independent directors, consults with our Chief Executive Officer on Board agendas, chairs the executive sessions of the non-management directors and performs such other functions as the Board may direct. Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with the Lead Director, who will receive all such communications on behalf of the Board or the non-management directors (as applicable). Communications may be confidential or anonymous, and may be submitted in writing to the Lead Director, c/o Corporate Secretary, Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. All written communications will be received and processed by the Corporate Secretary of the Company, and all substantive communications will be referred to the Lead Director. All such communications will be reviewed and, if necessary, investigated and/or addressed by the Lead Director and the status of such communications will be reported to the Board or the non-management directors (as applicable) on a quarterly basis. The Lead Director may direct special treatment, including the retention of outside advisors or counsel, for any such concern or inquiry.
Although each director is encouraged to attend each Annual Meeting of Stockholders, the Board has no formal policy with respect to such attendance. Eight of the ten directors in office as of the date of the 2016 Annual Meeting of Stockholders attended that meeting.

Non-Management Directors’ Executive Sessions
Executive sessions of the Company’s non-management directors are scheduled in connection with regularly scheduled meetings of the Board and are held without management present. Executive sessions may also be held at such other times as requested by the non-management directors. The Lead Director presides at these executive sessions. During the year ended December 31, 2016, the non-management directors held four executive sessions.
Board Leadership Structure and Role in Risk Oversight
The Company has separated the positions of chairman of the board and chief executive officer since 1996. Samuel Zell currently serves as Chairman of the Board, and Marguerite Nader currently serves as our President and Chief Executive Officer ("CEO") and is a member of the Board. Ms. Rosenberg, an independent director, serves as the Board's Lead Director as discussed above. The Board has determined that this leadership structure is appropriate as it allows the CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic, environmental and regulatory risks, and others such as the impact of competition and weather conditions. The Company believes one way to manage risk is to maintain balance sheet flexibility and evaluate major capital items, including dividend policy, debt policy, acquisitions and dispositions, and equity and debt issuances, in light of the potential impact on financial flexibility. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed.
The Board believes that establishing the right "tone at the top" and full and open communications between management and the Board are essential for effective risk management and oversight. Our CEO meets quarterly with Board Committee chairpersons updating them on a variety of matters, including risk management and related controls. Our executive officers attend each quarterly Board meeting and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. At the quarterly Board meetings, the Board receives presentations from our executive officers on strategic matters involving the Company’s operations.
While the Board is ultimately responsible for risk oversight at the Company, our four Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee of the Board (the "Audit Committee") assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, compliance with legal and regulatory requirements, and cybersecurity; and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to the Audit Committee, including reports relating to regulatory, environmental and cybersecurity matters. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and risks associated with Board organization, membership and structure, succession planning, and corporate governance. The Executive Committee of the Board (the "Executive Committee") assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the acquisition, disposition and financing of investments for the Company. The Strategic Planning Committee of the Board (the "Strategic Planning Committee") was newly formed in May 2016 and assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to Company strategy and potential strategic transactions.
Securities Pledging Policy
In advance of our 2016 annual meeting of stockholders, Institutional Shareholder Services (“ISS”), one of the proxy advisory services, issued a report recommending withhold votes with respect to each member of our Audit Committee. The rationale for ISS’ recommendation was centered on the fact that we did not have a policy prohibiting pledging of Company equity by directors and executive officers and that one director had borrowing arrangements secured in part by a portion of his holdings in our equity and another director previously held certain depositary shares in a margin account. None of our executive officers has pledged any of our equity. ISS expressed a concern that pledging of Company equity by directors and executive officers may pose a risk to stockholder value because directors and executive officers with a pledged position may be forced to sell Company equity in a short period of time if they are unable to arrange repayment of these borrowings when due.

Notwithstanding ISS’ recommendation, each member of our Audit Committee was re-elected at the 2016 annual meeting of stockholders.
Our Board has consistently closely monitored pledging activity and has examined any potential risks associated with any such pledging by our directors and executive officers. However, in addition to its customary process and in response to ISS’ concerns, our Board requested that the Compensation Committee consider whether to adopt a policy addressing pledging of equity by our directors and executive officers. In the course of this review, the Compensation Committee analyzed and examined a variety of factors bearing on policy design, including:

▪	the potential impact to stockholders and the policies and views expressed by certain of our stockholders;

▪	practices and policies of other public companies;

▪	potential structural protections in borrowing arrangements to guard against foreclosure on equity pledges;

▪	historical share prices and trends in trading volumes;

▪	the possible outcomes and implications of implementing an outright prohibition as compared to significant structural limitations;

▪
the fact that pledging arrangements have been in place for many years and closely monitored by our Board and that such arrangements have fostered long-term investment by certain of our directors and executive officers, in particular, Mr. Zell, who has been our Chairman since 1995 and a holder of our equity since our initial public offering in 1993;

▪
the fact that Mr. Zell does not have voting or dispositive power with respect to a significant portion of the Shares and OP Units that ISS factors into its analysis and attributes to Mr. Zell. Such Shares and OP Units are owned by irrevocable trusts established for the benefit of Mr. Zell and his family (see page 29 of this Proxy Statement), the trustee of which is Chai Trust, a state-regulated corporate trust company, of which Mr. Zell is neither an officer nor a director; and

▪	the historical absence of any such foreclosures with respect to any such pledging arrangements over the many years during which they have been in place, including during market declines.
As a result, upon the recommendation of the Compensation Committee, the Board adopted a new Securities Pledging Policy with the following elements, which in its business judgment provides appropriate protections of stockholder interests:

▪	Pledging of our Shares and OP Units by directors and executive officers is not permitted without the prior approval of the Audit Committee.

▪	For Shares held in brokerage accounts, margin loans using our Shares as collateral are prohibited.

▪	When considering whether to permit a proposed pledge, the Audit Committee shall consider factors that it deems relevant, which may include, but are not limited to:

◦	the number of Shares or OP Units to be pledged and the aggregate market value of the position;

◦	the percentage of the Company’s outstanding shares, on an as-converted basis, represented by the equity to be pledged;

◦	the value of the equity to be pledged as compared to the net worth of the individual and other factors bearing on the ability of the individual to prevent a forced sale of the pledged position;

◦	the number of days required to unwind the proposed pledge;

◦	the structural protections in the borrowing arrangement to guard against foreclosure on the pledged position, including whether there are other assets securing the loan; and

◦	historical share prices and trends in trading volumes with respect to the Company’s equity.

▪
For any new loan which includes a proposed pledge of our Shares and/or OP Units to be considered by the Audit Committee, the loan must contain the following structural parameters intended to mitigate the risk of a forced sale as a result of a decline in the market price of our Common Stock and OP Units:

◦
the loans must be compliant with the requirements of Federal Reserve Regulation U, limiting the amount of any such loan to a maximum 50% of the value of collateral, as measured at the time of borrowing; and

◦
the loan and pledge arrangements may not contain provisions requiring automatic or forced sales, prior to notice and a cure period of not less than three business days between when specific loan-to-value thresholds are exceeded and when lenders have the right to exercise remedies under the pledge arrangement.

Committees of the Board; Meetings
Meetings: During the year ended December 31, 2016, the Board held four meetings and took five actions by unanimous written consent. Each of the directors attended 75% or more of the total number of the meetings of the Board and the committees on which he or she served.
Executive Committee: The Executive Committee is comprised of Howard Walker (Chair), Mr. Zell, Ms. Rosenberg and Mr. Heneghan. The Executive Committee has the authority, within certain parameters set by the Board, to authorize the acquisition, disposition and financing of investments by the Company (including the issuance of additional limited partnership interests of MHC Operating Limited Partnership) and to authorize contracts and agreements, including those related to the borrowing of money by the Company, and generally exercise all other powers of the Board except as prohibited by law. During the year ended December 31, 2016, the Executive Committee did not hold any meetings and took two actions by unanimous written consent.
Compensation, Nominating and Corporate Governance Committee: The Compensation Committee is comprised of Ms. Rosenberg (Chair), David Contis and William Young. The Board has determined that each of the Compensation Committee members is an "independent" director within the meaning set forth in the NYSE listing standards. The Compensation Committee is governed by the Charter of the Compensation, Nominating and Corporate Governance Committee, a copy of which is available on our website. The Compensation Committee determines compensation for our executive officers and exercises the powers of the Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee receives recommendations regarding executive compensation from our CEO and considers these recommendations in determining appropriate compensation plans. The Compensation Committee does not delegate its authority in regards to establishing executive compensation. The Compensation Committee has the authority to grant stock awards under our equity compensation plans, such as the 2014 Equity Incentive Plan. All stock award grants to independent members of the Board are recommended by the Compensation Committee and approved by the Board. In addition, the Compensation Committee identifies and recommends qualified individuals to become Board members (as described further below), develops and recommends the Guidelines on Corporate Governance applicable to the Company, recommends to the Board director nominees for each committee of the Board and directs the Board in an annual review of its performance. During the year ended December 31, 2016, the Compensation Committee held seven meetings and took one action by unanimous written consent. The "Compensation Committee Report" is included herein.
Audit Committee: The Audit Committee is comprised of Philip Calian (Chair), David Contis, Thomas Dobrowski and Tao Huang. The Board has determined that each of the Audit Committee members is an "independent" director within the meaning set forth in the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that Mr. Calian, Mr. Contis, Mr. Dobrowski and Mr. Huang are each an "audit committee financial expert" as that term is defined by the SEC in Item 407(d)(5) of Regulation S-K. On February 21, 2017, Mr. Dobrowski informed the Board that he will retire from the Board effective May 2, 2017. The Audit Committee is governed by the Audit Committee Charter, a copy of which is available on our website. The Audit Committee is responsible for, among other things, engaging our Independent Accountants, reviewing with our Independent Accountants the plans for and results of the audit engagement, approving professional services provided by our Independent Accountants, reviewing the independence of our Independent Accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls and accounting and reporting practices and assessing the quality and integrity of our audited financial statements. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting and auditing matters. During the year ended December 31, 2016, the Audit Committee held twelve meetings and did not take any action by unanimous written consent. The "Audit Committee Report" is included herein.
Strategic Planning Committee: The Strategic Planning Committee was formed in May 2016 and is comprised of Thomas Heneghan (Chair), Mr. Walker and Mr. Young. The Strategic Planning Committee sets specific strategic goals for the executive team that are re-assessed on an annual basis. The Strategic Planning Committee also has the responsibility to review and make recommendations to the Board or the Executive Committee, as appropriate, regarding acquisitions, dispositions, joint ventures of real property and other assets or investments by the Company, and any equity and debt financing considerations related to such transactions, as well as other potential strategic transactions in connection therewith, and any further responsibilities as may be delegated or designated by the Board from time to time. During the year ended December 31, 2016, the Strategic Planning Committee held two meetings.
Board Member Nominations
Nominees for director are selected by the Compensation Committee, which will consider nominees recommended by stockholders. If you wish to recommend a person whom you consider qualified to serve on the Board, you must give written notice to the Corporate Secretary of the Company in accordance with the requirements described in "Stockholder Proposals." This notice must contain: (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Exchange Act, (ii) the name and address of the stockholder giving the notice, (iii) the number of shares of Common Stock owned beneficially and of record by such stockholder, and (iv) the written consent of each nominee to serve as a director if so elected. The Compensation Committee will consider and evaluate persons recommended by stockholders in the same manner as potential nominees identified by the Board and/or the Compensation Committee. For the upcoming Annual Meeting, the Compensation Committee did not receive any recommendations for nominees from stockholders.
The Compensation Committee identifies nominees for director from various sources. In assessing potential director nominees, the Compensation Committee considers the character, background and professional experience of candidates. All nominees should possess good judgment and an inquiring and independent mind. Familiarity with the issues affecting the Company is among the relevant criteria. All director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The Compensation Committee will also carefully consider any potential conflicts of interest. Nominees must also be willing and able to devote sufficient time and effort to carrying out the duties and responsibilities of a director effectively, and should be committed to serving on the Board for an extended period of time. Neither the Company nor the Compensation Committee has a formal policy with regard to the consideration of diversity in identifying and evaluating director nominees, although both may consider diversity when identifying and evaluating potential director nominees. As detailed above, the Compensation Committee strives to nominate directors with a variety of complementary skills so that, if elected, the Board will contain the appropriate mix of diversity in background and experience to oversee the Company’s business.
Biographical Information
Set forth below are biographies of each of the Company's current executive officers. Biographies of the director nominees are set forth below in Proposal 1.
Executive Officers
Marguerite Nader, 48, has been President and Chief Executive Officer of the Company since February 2013. For her biographical information, please see Proposal 1 below.
Paul Seavey, 48, has been Executive Vice President, Chief Financial Officer and Treasurer of the Company since January 2014. He was Senior Vice President, Chief Financial Officer and Treasurer from October 2012 to January 2014. Mr. Seavey was Senior Vice President of Finance and Treasurer from May 2012 to October 2012; Senior Vice President and Treasurer from December 2011 to May 2012; Vice President of Financial Planning and Treasurer from January 2009 to December 2011; and Vice President of Financial Planning from December 2001 to January 2009. Mr. Seavey has been employed with the Company since 1994.
Patrick Waite, 50, has been Executive Vice President and Chief Operating Officer of the Company since January 2015. He was Executive Vice President - Property Operations from January 2014 to January 2015 and Senior Vice President of Operations from February 2013 to January 2014. Prior to joining the Company, Mr. Waite was senior vice president of Asset Management at American Residential Communities, a private operator of manufactured housing communities, from January 2010 through January 2013. He was vice president of Riverside Communities, a manufactured home community affiliate of Helix Funds LLC, from August 2004 to January 2010. Mr. Waite co-founded Continental Communities, a private operator of manufactured home communities, and managed its acquisition program from 1997 to 2001. Mr. Waite was the Director of Acquisitions for the Company from 1993 to 1997.
Roger Maynard, 59, has been Executive Vice President – Investments of the Company since March 2016. He was Executive Vice President - Asset Management from February 2009 to March 2016. Mr. Maynard was Executive Vice President and Chief Operating Officer from December 2005 to February 2009; Chief Operating Officer from January 2004 to December 2005; and Senior Vice President for national operations from January 2003 to December 2003. Mr. Maynard was Senior Regional Vice President for the Company’s Eastern division from September 2001 to December 2002, and Senior Regional Vice President for the Company’s Southeastern region from January 2000 to September 2001. Mr. Maynard was Regional Vice President for the Company’s Southeastern region from June 1998 to December 1999, and Regional Vice President for the Company’s Northeastern region from October 1997 to June 1998.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Independence of Directors
Pursuant to the Company's Guidelines on Corporate Governance, which require that a majority of our directors be independent within the meaning of NYSE standards and do not include any additional categorical standards other than those required by the NYSE, the Board undertook a review of the independence of directors nominated for re-election at the upcoming Annual Meeting. During this review, the Board considered transactions and relationships, if any, during the prior year between each director or any member of his or her immediate family and the Company, including those reported under "Certain Relationships and Related Transactions" below. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that all the directors nominated for election at the Annual Meeting are independent of the Company and its management with the exception of our CEO Marguerite Nader. The Board determined that none of the independent directors has or had a material relationship with the Company other than being a director and/or a stockholder of the Company.
The Board specifically considered Mr. Zell's affiliation to Two North Riverside Plaza Joint Venture Limited Partnership, which provides office space to the Company as further described in "Certain Relationships and Related Transactions" below. The Board determined that this relationship between the Company and Two North Riverside Joint Venture Plaza does not breach NYSE bright line tests and did not hinder Mr. Zell's independence. The Board considered that Mr. Zell's net worth has been estimated in excess of $4.5 billion and that the payments to Two North Riverside Joint Venture Plaza are substantially less than one percent of the aggregate revenues of the Zell family trusts and Mr. Zell's interests. The Board further considered Mr. Zell's prior role as interim CEO for the eighteen-month period from March 1995 to August 1996, to allow time for transition to a new CEO. During such time, Mr. Zell did not receive compensation for his role as interim CEO and was not subject to an employment agreement, nor did he receive any severance, long-term health or pension benefits. The Board determined that Mr. Zell's prior role as interim CEO did not hinder Mr. Zell's independence.
The Board specifically considered Mr. Walker's and Mr. Heneghan's respective roles as former CEOs of the Company, and determined that these roles did not hinder Mr. Walker's or Mr. Heneghan's independence within the meaning of the NYSE listing standards.
General Information about the Nominees
The Company's Board currently consists of eleven directors. On February 21, 2017, Mr. Dobrowski informed the Board that he will retire from the Board effective May 2, 2017. As a result, the Board will be reduced from eleven directors to ten directors. Mr. Dobrowski's retirement is not a result of any disagreement with other Board members or the Company's management. The Company's Charter currently provides for the annual election of all directors. All the nominees are presently directors, and each nominee has consented to be named in this Proxy Statement and to serve if elected.
Biographical Information
Set forth below are biographies of each of the nominees for director.
Samuel Zell, 75, has been Chairman of the Board of the Company since March 1995, and was CEO from March 1995 to August 1996. Mr. Zell was Co-Chairman of the Board from December 1992 until March 1995. Mr. Zell was a director of Mobile Home Communities, Inc., the former manager of the Company’s manufactured home communities, from 1983 until its dissolution in 1993. Mr. Zell has served as chairman of Equity Group Investments ("EGI"), a private investment company and division of Chai Trust Company, LLC ("Chai Trust"), since January 2012 and served as chairman and president of EGI from 1999 through 2011. EGI provides investment management and accounting services to the Zell family trusts. Mr. Zell is also the co-founder and chairman of Equity International, a private investment firm focused on real estate-related companies outside the United States. For more than the past five years, Mr. Zell has served as chairman of the board of Anixter International, Inc., a global supplier of communications and security products; and as chairman of the board of Equity Residential, a real estate investment trust ("REIT") that owns and operates apartment properties. Mr. Zell has been chairman of the board of Equity Commonwealth, an office REIT, since May 2014. Mr. Zell has been chairman of the board of Covanta Holding Corporation, an international leader in converting waste to energy, since September 2005, was previously a director from 1999 until 2004, and served as its president, chairman and chief executive officer from July 2002 to October 2004. Mr. Zell served as chairman of the board of Capital Trust, Inc., a specialized finance company ("Capital Trust") until December 2012. Mr. Zell served as a director of Tribune Company, a private media conglomerate, from May 2007 to December 2012, as chairman from December 2007 to December 2012, and as chief executive officer from December 2007 to December 2009. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Zell was a trustee and chairman of the board of trustees of Equity Office Properties Trust ("EOP"), a REIT primarily focused on office buildings, from October 1996 until its sale in February 2007, and was its chief executive officer from April 2002 to April 2003, and its president from April 2002 to November 2002. Mr. Zell was the chairman of the board of Rewards Network, Inc. (previously known as iDine Rewards Network, Inc.), an administrator of loyalty-based consumer reward programs, from 2002 until 2005.
Howard Walker, 77, has been Co-Vice Chairman of the Board of the Company since February 2013, was Vice Chairman of the Board from May 2003 to February 2013, and has been Chair of the Board’s Executive Committee since January 2004. Mr. Walker has been a director of the Company since November 1997. Mr. Walker has been retired from the Company since December 2003. Mr. Walker was Chief Executive Officer of the Company from December 1997 to December 2003. Mr. Walker was President of the Company from September 1997 to May 2000, and President of Realty Systems, Inc., an affiliate of the Company, from March 1995 to April 2000. Mr. Walker was a Vice President of the Company from January 1995 to March 1995.
Thomas Heneghan, 53, has been Co-Vice Chairman of the Board since February 2013 and a director of the Company since March 2004. Mr. Heneghan has been chief executive officer of Equity International since February 2013. Mr. Heneghan was Chief Executive Officer of the Company from January 2004 to February 2013 and President of the Company from February 2011 to May 2012. He was also President of the Company from January 2004 to January 2008. Mr. Heneghan was President and Chief Operating Officer of the Company from May 2000 to December 2003. He was Executive Vice President, Chief Financial Officer and Treasurer of the Company from April 1997 to May 2000, and Vice President, Chief Financial Officer and Treasurer of the Company from February 1995 to March 1997. He is a board member of Home Partners of America, a single family housing investment platform; SAMHI Hotels Ltd, an owner and developer of hospitality assets across India; and Acosta Verde, an owner, operator and developer of shopping centers in Mexico. He is a senior managing director of Chai Trust. He is a member of the Urban Land Institute’s Global Exchange Council, and a board member of the Global Real Estate Institute.
Philip Calian, 54, has been a director of the Company since October 2005. Mr. Calian has been founder and managing partner of Kingsbury Partners LLC since January 2003, and an operating partner of Waveland Investments LLC since July 2004. Kingsbury Partners LLC is a private equity and consulting firm focused on providing capital and ownership skills to middle market distressed businesses and Waveland Investments LLC is a Chicago-based private equity firm with committed equity capital. Prior to founding Kingsbury Partners LLC, Mr. Calian was chief executive officer of American Classic Voyages Co., a publicly-traded travel and leisure company, from 1995 until 2002. Mr. Calian is managing member of MCS Investment Group, LLC, a private producer and seller of mineral well brine; Hudson Lock, LLC, a private lock and hardware manufacturer; and Lewis County Press, LLC, a community newspaper publisher. He is a director of Cottingham & Butler, Inc., a private insurance broker; and CC-Development Group, Inc., a private owner, developer and operator of senior living communities.
David Contis, 58, has been a director of the Company since February 2009. Mr. Contis has been president - mall platform and senior executive vice president of Simon Properties Group, Inc., a publicly-traded retail REIT, since May 2011. Mr. Contis was president of real estate for EGI from November 2006 to May 2011. He was executive vice president and chief operating officer of The Macerich Company, a publicly-traded shopping center REIT from May 1997 to October 2006. Mr. Contis was employed in various capacities by affiliates of EGI from 1980 to 1997, including as vice chairman, executive vice president and chief operating officer of Equity Properties & Development L.P. from 1992 to 1997. He served on the board of directors of BRMalls, Brazil’s largest shopping center company from 2008 to 2011. Mr. Contis was a director and served as a member of the board of directors, compensation committee and audit committee of Dundee Realty Corp., a Canadian-based real estate company from 1997 to 2003. In addition, he was a trustee of the International Council of Shopping Centers.
Tao Huang, 53, has been a director of the Company since November 2015. Mr. Huang is a founder and managing partner of Range Light, LLC, an investment firm. He was previously the chief operating officer of Morningstar, Inc., a leading independent provider of investment research, from October 2000 until his retirement in December 2010. Mr. Huang spent almost 20 years with Morningstar, taking on increasing levels of responsibility from his start as an entry level technical programmer. He was named director of technology in 1992 and chief technology officer in 1996; he started Morningstar’s international operation in 1998, and was promoted to chief operating officer in October 2000. Mr. Huang is a director of Armstrong World Wide Industries, a leading building materials company since 2010, Principal Mutual Funds, an asset management firm since 2013, and SMS Assist, L.L.C., a property management company since 2012.
Marguerite Nader, 48, has been a director of the Company since March 2013. Ms. Nader has been President and CEO of the Company since February 2013. She was President and Chief Financial Officer from May 2012 to October 2012 and Executive Vice President and Chief Financial Officer from December 2011 to May 2012. Ms. Nader was Executive Vice President - New Business Development from February 2011 to December 2011. She was Executive Vice President - Sales and Marketing from February 2009 to February 2011. Ms. Nader was Senior Vice President of New Business Development from January 2007 to

February 2009. She was Vice President of New Business Development from January 2001 to January 2007. Ms. Nader was Vice President of Asset Management from January 1998 to January 2001. She has been employed with the Company since 1993. Ms. Nader has served on the National Association of Real Estate Investment Trust ("NAREIT") Board of Governors since 2013.
Sheli Rosenberg, 75, has been a director of the Company since August 1996, and has been the Board’s Lead Director since 2002. Ms. Rosenberg was a consultant to Skadden, Arps, Slate, Meagher & Flom LLP from January 2014 through 2016 and was Of Counsel at Skadden, Arps, Slate, Meagher & Flom LLP from May 2011 to December 2013. She is the former president, chief executive officer and vice chairman of EGI. Ms. Rosenberg joined EGI in 1980 as the company’s general counsel and rose to become chief executive officer from 1990 to 2000 and vice chairman from 2000 to 2003 before retiring in 2003. Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1997. Ms. Rosenberg is a director of Spirit Realty Capital, a net-lease REIT. Ms. Rosenberg was the lead director of Strategic Hotels & Resorts, Inc., a hotel REIT, until its sale in 2015, and Cellular Dynamics International, a producer of stem cells utilized primarily in research, until its sale in 2015. She is a former director of General Growth Properties, Inc., CVS Caremark Corporation, Capital Trust, Inc., Avis Budget Group, Inc., Nanosphere, Inc., and Ventas, Inc., and a former trustee of Equity Residential and Equity Office Properties. Ms. Rosenberg was an adjunct professor at Northwestern University’s J.L. Kellogg Graduate School of Management from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former president of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee.
Matthew Williams, 49, has been a director of the Company since November 2016. Mr. Williams has been the Chief Executive Officer of The Martin Agency, an advertising agency and subsidiary of The Interpublic Group of Companies, Inc., since February 2013. Mr. Williams joined the Martin Agency in 1991 as an account executive. From there he moved to the strategic planning department in 1995, and subsequently, he was named partner in 2005. Mr. Williams then served as the Martin Agency's general manager, a role he was promoted to in July 2011.
William Young, 52, has been a director of the Company since March 2013. Mr. Young is the managing partner and co-founder of Home Partners of America, LLC, a single family housing investment platform formed in June 2012.  He was a managing director and a member of the investment committee for the distressed debt fund of EGI from 2009 to 2011.  Mr. Young was a managing director and partner at Goldman Sachs & Co. and Goldman Sachs International from 2001 to 2008 where he held a variety of positions including co-head of the European Mortgage Department and the co-head of the Global Infrastructure Investment Fund. Mr. Young worked at Citibank from 1987 to 2001 where he worked in Leveraged Finance, Commercial Real Estate work-outs and ultimately led the firm’s European Securitization and Real Estate Finance Group.  Mr. Young was a director of Energy Future Holdings Corp from 2007 to 2008.
In addition to each director nominee's qualifications, experience and skills outlined in their biographical data above, the Company’s Board looked for certain attributes in each of the nominee directors and based on these attributes, concluded that each director nominee should serve on the Board. The Board does not require that the director nominees possess each attribute, but rather the Board is looking for a mix of attributes across the board members. These attributes include: (i) prior experience on the Board and other relevant board level experience, (ii) real estate industry experience, (iii) transactional experience especially within the real estate industry; (iv) relevant experience in property operations; (v) financial expertise; (vi) legal and/or regulatory experience; (vii) knowledge of and experience with corporate governance matters, (viii) experience with executive compensation matters, and (ix) prior experience in risk management.
The following table shows the attributes of each director nominee.

	Board Experience	Real Estate Industry	Transactional	Property Operations	Financial Expertise	Legal / Regulatory	Corporate Governance	Executive Compensation	Risk Management
Samuel Zell	X	X	X	X	X	X	X	X	X
Howard Walker	X	X	X	X	X	X	X	X	X
Thomas Heneghan	X	X	X	X	X	X	X	X	X
Philip Calian	X	X	X	X	X	X	X	X	X
David Contis	X	X	X	X	X	X	X	X	X
Tao Huang	X				X			X	X
Marguerite Nader	X	X	X	X	X	X	X	X	X
Sheli Rosenberg	X	X	X		X	X	X	X	X
Matthew Williams	X				X		X	X	X
William Young	X	X	X		X		X	X	X

Director Compensation
The following table includes compensation information for the year ended December 31, 2016 for each non-employee member of the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Philip Calian	61,250	230,005	—	—	—	291,255
David Contis	61,250	120,068	—	—	—	181,318
Thomas Dobrowski (4)	61,250	112,540	—	—	—	173,790
Thomas Heneghan	61,250	127,521	—	—	—	188,771
Tao Huang	61,250	—	80,751	—	—	142,001
Sheli Rosenberg	61,250	237,533	—	—	—	298,783
Howard Walker	61,250	237,533	—	—	—	298,783
Matthew Williams (5)	10,833	16,680	—	—	—	27,513
William Young	61,250	115,074	—	—	—	176,324
Samuel Zell	61,250	3,002,448	—	—	—	3,063,698
___________

(1)
For 2016, the Company paid each of its non-employee directors an annual fee of $61,250. Mr. Williams received a pro-rated fee of $10,833 for his services rendered from the time of his election on November 8, 2016 through December 2016.

(2)
These amounts reflect the grant date fair value, as calculated in accordance with FASB ASC Topic 718 "Stock Compensation" ("FASB ASC 718"), related to grants of restricted stock and options to purchase shares of common stock made in 2016.

Refer to Note 14, "Equity Incentive Awards," in the Notes to the Consolidated Financial Statements included in the Company's 2016 Form 10-K filed on February 22, 2017 for the relevant assumptions used to determine the valuation of our restricted stock awards.
On November 3, 2015, upon the recommendation of the Compensation Committee, the Board approved an award of Restricted Common Stock to be granted on February 1, 2016 to the Chairman of the Board, the Compensation Committee Chairperson and Lead Director, the Executive Committee Chairperson, and the Audit Committee Chairperson for their services rendered in such capacity in 2016. Each recipient was allowed to take such shares as options to purchase shares of Common Stock ("Stock Options") equal to five times the number of shares of Restricted Common Stock that would have been awarded. Each recipient elected to take their award as Restricted Common Stock. On February 1, 2016, Mr. Zell was awarded 40,000 shares of Restricted Common Stock for services rendered as Chairman of the Board for 2016. Ms. Rosenberg, Mr. Walker and Mr. Calian were each awarded shares of Restricted Common Stock valued at $130,000. The number of shares of Restricted Common Stock awarded to Ms. Rosenberg, Mr. Walker and Mr. Calian was determined by dividing $130,000 by the closing price of the Company's Common Stock on the grant date or $67.42. Ms. Rosenberg, Mr. Walker and Mr. Calian were each awarded 1,342 shares of Restricted Common Stock. Such shares were granted at a per share price of $67.42, the NYSE closing price of the Company's Common Stock on February 1, 2016. One-third of these shares of Restricted Common Stock vested on December 31, 2016, one-third will vest on December 31, 2017, and one-third will vest on December 31, 2018.
On May 10, 2016, upon recommendation of the Compensation Committee, the Board approved the following awards of Restricted Common Stock to non-employee directors then in office. Each recipient was allowed to take these shares as Stock Options equal to five times the number of shares of Restricted Common Stock that would have been awarded. All shares were granted at a per share price of $74.53, the NYSE closing price of the Company’s Common Stock on May 10, 2016. The number of shares of Restricted Common Stock awarded was determined by dividing the dollar value of the award by the closing price of the Company's Common Stock on the grant date or $74.53.
▪Mr. Heneghan received an award of 268 shares of Restricted Common Stock valued at $20,000 for his service as the Strategic Planning Committee Chairperson for 2016. One-third of these shares of Restricted Common Stock will vest on May 10, 2017; one-third will vest on May 10, 2018 and one-third will vest on May 10, 2019.
▪With the exception of the Committee Chairpersons, each member of the Audit Committee received an award of 168 shares of Restricted Common Stock valued at $12,500 and each member of the Compensation Committee, the Executive Committee and the Strategic Planning Committee received an award of 101 shares of Restricted Common Stock valued at $7,500 for their services on their respective Committees in 2016. Mr. Huang elected to take his shares as Stock Options and he received an award of 840 Stock Options. These shares of Restricted Common Stock and Stock Options will vest 100% on May 10, 2017.
▪Each non-employee director received an award of Restricted Common Stock for their services rendered as a Board member during 2016. With the exception of Mr. Huang, each recipient elected to take this award as Restricted Common Stock. Mr. Zell received an award of 4,000 shares of Restricted Common Stock. Mr. Calian, Mr. Contis, Mr. Dobrowski, Mr. Heneghan, Ms. Rosenberg, Mr. Walker, and Mr. Young each received an award of 1,342 shares of Restricted Common Stock valued at $100,000. Mr. Huang elected to take these shares as Stock Options and he received an award of 6,710 Stock Options. One-third of these shares of Restricted Common Stock and Stock Options vested on November 10, 2016, one-third will vest on May 10, 2017 and one-third will vest on May 10, 2018.
On November 8, 2016, upon recommendation of the Compensation Committee, the Board approved an award of Restricted Common Stock to be granted to Mr. Williams as a new Board member for his services rendered for the remainder of 2016. The number of shares of Restricted Common Stock awarded was determined by dividing $100,000 by the closing price of the Company's Common Stock on the grant date of $73.16 and pro-rated for his time served in 2016. Mr. Williams was allowed to take these shares as Stock Options equal to five times the number of shares of Restricted Common Stock that would have been awarded. Mr. Williams chose an award of 228 shares of Restricted Common Stock. Such shares were granted at a per share price of $73.16, the

NYSE closing price of the Company's Common Stock on November 8, 2016. One-third of these shares of Restricted Common Stock will vest on May 8, 2017, one-third will vest on November 8, 2017 and one-third will vest on November 8, 2018.
As of December 31, 2016, each non-employee director had the following unexercised Stock Options and unvested Restricted Stock awards outstanding:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested
Philip Calian	—	—	4,030
David Contis	5,600	—	2,224
Thomas Dobrowski	—	—	2,123
Thomas Heneghan	—	—	2,324
Tao Huang	2,236	5,314	158
Marguerite Nader	—	—	—
Sheli Rosenberg	—	—	4,131
Howard Walker	—	—	4,131
Matthew Williams	—	—	228
William Young	—	—	2,157
Samuel Zell	420,000	—	44,103

(3)
During the year ended December 31, 2016, directors did not receive any perquisites or other compensation. The Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of the Company.

(4)	Mr. Dobrowski informed the Board that he will retire from the Board effective May 2, 2017.

(5)	Mr. Williams joined the Board effective November 8, 2016.
Vote Required
A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of directors. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of Common Stock to approve the election of any substitute nominee proposed by the Board.
Board Recommendation
The Board unanimously recommends that you vote "FOR" each of the ten nominees for director to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends that the stockholders ratify the selection of Ernst & Young as the Company's Independent Accountants for the fiscal year ending December 31, 2017. As a matter of good corporate governance, the selection of Ernst & Young is being submitted to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Independent Accountants by the stockholders, the Audit Committee, at its discretion, may direct the appointment of different Independent Accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. There have been no disagreements between the Company and Ernst & Young relating to accounting procedures, financial statement disclosures or related items. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
Audit Fees. The aggregate fees billed (or expected to be billed) for fiscal years 2016 and 2015 for professional services rendered by the Independent Accountants for the audit of the Company’s financial statements, for the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, and for the reviews by the Independent Accountants of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were approximately $1,113,400 and $1,068,700, respectively.
Audit-Related Fees. The aggregate fees billed (or expected to be billed) for fiscal years 2016 and 2015 for assurance and related services by the Independent Accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as "Audit Fees" above were approximately $45,500 and $43,800, respectively. These fees consist primarily of fees for services provided to assist the Company with attestation services related to audits of subsidiaries and benefit plans and other accounting consultations.
Tax Fees. The aggregate fees billed (or expected to be billed) for fiscal years 2016 and 2015 for professional services rendered by the Independent Accountants for tax compliance, tax advice and tax planning were approximately $146,434 and $111,000, respectively.
All Other Fees. There were no other fees billed to the Company by the Independent Accountants in fiscal years 2016 and 2015.
Auditor Independence. The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.
Policy on Pre-Approval. The Company and the Audit Committee are committed to ensuring the independence of the Company’s Independent Accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee must pre-approve all audit services and permissable non-audit services provided by the Company’s Independent Accountants, except for any de minimis non-audit services. The Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young in 2016 were pre-approved by the Audit Committee.
Vote Required
The affirmative vote of a majority of the votes cast by stockholders of record is necessary to ratify the selection of Ernst & Young.
Board Recommendation
The Board unanimously recommends that you vote "FOR" ratification of the selection of Ernst & Young as the Company's Independent Accountants for the year ending December 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of Mr. Calian, Mr. Contis, Mr. Dobrowski and Mr. Huang. The Board has determined that Mr. Calian, Mr. Contis, Mr. Dobrowski and Mr. Huang each meet the independence and financial literacy requirements of the NYSE and Rule 10A-3 under the Exchange Act. In addition, the Board has determined that Mr. Calian, Mr. Contis, Mr. Dobrowski and Mr. Huang each qualify as an "audit committee financial expert" as defined by the SEC rules. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee is governed by a written charter approved by the Board. In accordance with this charter, the Audit Committee oversees the accounting, auditing and financial reporting practices of the Company. The Audit Committee is responsible for the appointment, retention, compensation, and oversight of the work of the Independent Accountants. The Audit Committee pre-approves the services of the Independent Accountants in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee has also established procedures for processing complaints received from employees regarding internal control, accounting, and auditing matters. The Audit Committee held twelve meetings during 2016.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the "2016 Form 10-K") with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the Independent Accountant’s report on the Company’s internal control over financial reporting with management, the internal auditors and the Independent Accountants.
The Independent Accountants are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee reviewed with the Independent Accountants their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by standards of the Public Company Accounting Oversight Board, rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed independence with the Independent Accountants. These discussions included the Independent Accountant’s independence from the Company’s management and the Company, including the matters in the letter from the Independent Accountants required by the Public Company Accounting Oversight Board regarding the Independent Accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered the compatibility of non-audit services provided to the Company by the Independent Accountants with the Independent Accountant’s independence.
The Audit Committee discussed with the Independent Accountants the overall scope and plans for their audit. The Audit Committee met with the Independent Accountants, with and without management present, to discuss the results of their examinations; their evaluation of the Company’s internal controls, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the 2016 Form 10-K for filing with the SEC. The Audit Committee and the Board have recommended that stockholders ratify the selection of Ernst & Young as the Company’s Independent Accountants for the year ending December 31, 2017.

Respectfully submitted,

Philip Calian, Chair
David Contis
Thomas Dobrowski
Tao Huang

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary. The purpose of this Compensation Discussion and Analysis ("CD&A") is to provide stockholders with a description of the Company's executive compensation philosophy, objectives of the Company's compensation program and the material elements of the Company's compensation program for the following individuals who were the Company’s named executive officers (NEOs) as of December 31, 2016:
Marguerite Nader...........................    President and Chief Executive Officer
Paul Seavey....................................    Executive Vice President, Chief Financial Officer and Treasurer
Patrick Waite..................................    Executive Vice President and Chief Operating Officer
Roger Maynard..............................    Executive Vice President – Investments

The Compensation Committee took into account the stockholder advisory vote approving executive compensation at the last Annual Meeting held in May 2016 and incorporated that as one of many factors it considered in connection with the discharge of its responsibilities. Among other considerations, due to the fact that 96% of all the votes cast at last year's annual meeting approved the compensation program described in the proxy statement for the 2016 Annual Meeting, the Compensation Committee did not make any substantive changes to the executive compensation program.
The core principle of the Company’s executive compensation program continues to be pay for performance, and the framework of the executive compensation program includes the governance features discussed below:

▪	The Compensation Committee is comprised solely of independent directors.

▪
The Compensation Committee’s annual review and approval of the Company's compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee reviews the Company's executive compensation program, including base salary, non-equity incentive compensation ("bonus"), equity-based retention and incentive compensation, and personal benefits. The Compensation Committee does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

▪	The NEOs have no employment agreements or severance agreements.

▪	The NEOs are subject to share ownership guidelines as further described below.

▪
The Company's hedging policy is included in the Company's Policy on Securities Trading and reads as follows: "Directors and officers (and any member of the director's or officer's family sharing the same household) are prohibited from engaging in short sales (including buying puts or selling calls) or any other hedging transactions with respect to any equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities."

▪
The Company's Securities Pledging Policy, which is described in greater detail on page 5 of this Proxy Statement, requires Audit Committee approval of any pledging of our Shares or OP Units by directors or executive officers and the satisfaction of certain other conditions.

▪	The NEOs must follow the requirements of the Company's Business Ethics and Conduct Policy.
The Compensation Committee takes into consideration the overall performance of the Company when establishing the compensation program and determining final payments to the NEOs. This review of overall Company performance is in addition to specific goals and targets that are set for each NEO. The following tables show the Company’s historical stock price, annual dividends, and Normalized Funds From Operations ("Normalized FFO"). Normalized FFO is a non-GAAP financial measure. The Company believes that Normalized FFO is generally an appropriate measure of performance of an equity REIT. Appendix A to this proxy statement includes the definition of Normalized FFO and a reconciliation of Normalized FFO to net income, the most comparable GAAP measure.
On July 15, 2013, we effected a two-for-one stock split of our Common Stock. All Common Stock and per share data in this CD&A for periods prior to this date have been adjusted retroactively to reflect the stock split.

Note: This chart shows the ELS stock price from January 2012 through January 2017.

Note: This chart shows the Company's annual dividend per share growth over the last five years.	Note: This chart shows the Company's annual Normalized FFO growth over the last five years.

General Philosophy. The Compensation Committee determines and approves the compensation of the Company's NEOs and guides the Company's overall philosophy towards the compensation of its employees. The Compensation Committee believes that the compensation of the Company's NEOs should be both competitive and based on individual and Company performance. The Compensation Committee believes that the compensation of the NEOs should reflect their success as a management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of its stockholders. The Compensation Committee consults with executive management regarding both executive and non-executive employee compensation plans and programs, including administering the Company's equity incentive plan. The Company did not consult with an outside advisor or compensation consultant during 2016.
Objectives of the Compensation Program. The primary objective of the Company's compensation program is to attract and retain highly qualified executives by providing competitive base salaries and meaningful cash bonus and equity-based incentives. In addition, the compensation program is structured to hold the NEOs accountable for the performance of the Company by tying the substantial majority of their annual non-equity incentive compensation to performance targets. The compensation program is also designed to promote an ownership mentality among executives. The Compensation Committee recognizes that the interests of stockholders are best served by giving our NEOs the opportunity to participate in the appreciation of the Company's Common Stock. In October 2005, the Board established stock ownership guidelines for each of the executive officer positions and directors. Under these guidelines, all of the executive officers and directors are required to own a minimum amount of the Company’s Common Stock within four years from their first appointment as an executive officer or director, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an executive officer or member of the Board. Such ownership guidelines are as follows: five times the base salary for the CEO; three times the base salary for each of the other executive officers; and three times the annual retainer for each Board member. In March 2013, the Board approved a revision to the established stock ownership guidelines to exclude from the computation any stock pledged or hedged by a director or executive officer. Each of the NEOs and Board members currently own shares of Common Stock that exceed the minimum established guidelines.

The following table shows the value of shares of Common Stock and Preferred Stock of the Company, including shares upon exercise of options, beneficially owned as of the Record Date by each of the NEOs as of December 31, 2016 as a multiple of their 2016 base salary.

Name	Shares of Common Stock (1)	Shares of Common Stock Upon Exercise of Options (2)	Depositary Shares (3)	Total Shares of Common Stock and Depositary Shares	Value of Shares Owned ($) (4)	Base Salary ($)	Stock Ownership Value/Base Salary (5)
Marguerite Nader	100,368	—	16,000	116,368	7,636,533	400,000	19x
Paul Seavey	56,277	—	1,500	57,777	4,095,072	360,000	11x
Patrick Waite	72,595	—	—	72,595	5,234,100	360,000	15x
Roger Maynard	153,184	—	8,000	161,184	11,244,566	360,000	31x
All executive officers as a group	382,424	—	25,500	407,924	28,210,270	1,480,000	19x
________________________

(1)	Shares of Common Stock beneficially owned as of the Record Date.

(2)	The amounts shown in this column reflect shares of Common Stock, subject to options, which are currently exercisable or exercisable within 60 days of the Record Date.

(3)
Each depositary share represents 1/100th of a share of the Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock beneficially owned as of the Record Date. These shares do not have voting rights.

(4)
The value of the total shares beneficially owned as of the Record Date using the Company’s Common Stock closing stock price of $72.10 on December 30, 2016 and the liquidation value of $25.00 for the depositary shares.

(5)	The value of total shares beneficially owned as of the Record Date as compared to the executive officer’s 2016 base salary.
What Our Compensation Program is Designed to Reward. Our compensation program is designed to reward the NEOs for their contributions to the Company and for achieving improvements in the Company's performance during the year. The Compensation Committee deliberately kept base salaries at a relatively small percentage of total compensation. This allows the Compensation Committee to reward each NEO’s performance through annual cash bonus awards and incentives such as Restricted Common Stock Awards. The annual non-equity incentive bonus plan for each NEO is established by the Compensation Committee after a review of goal recommendations from the CEO, who receives input on such goal recommendations from each NEO. Restricted Common Stock Awards are designed to provide incentives to the executives to ensure the successful implementation of long-term strategic goals of the Company and to provide for the retention of such executives.
Elements of Compensation.     During the year ended December 31, 2016, there were three major components of executive compensation: base salary, non-equity incentive compensation ("bonus"), and equity-based retention and incentive compensation. In conjunction with the CEO, the Compensation Committee reviews our executive salary structure on an annual basis with the use of a tally sheet. The tally sheet summarizes total compensation for each NEO, including base pay, stock and option award values, non-equity incentive plan compensation, and all other compensation for the current and prior years. The tally sheet allows the Compensation Committee to quantify each NEO's total compensation for use in comparison to the salaries of executives at other REITs as obtained from the SNL Financial database (www.snl.com).
The compensation policy takes into account a review of executive compensation and performance data on publicly traded REITs obtained from the SNL Financial database. The Compensation Committee believes the executive compensation information derived from the SNL Financial database for the selected peer group of REITs provides comparable salary data for the Company. The compensation program is based on a review of the median and average total compensation for each NEO position and allows each NEO to attain compensation in alignment with the average and median compensation of the peer group, and based on the Company's performance. This is achieved through the issuance of Restricted Common Stock Awards. Where salary information is unavailable for a particular position in the SNL Financial database, other positions having similar responsibilities are used. Salary increases are based upon overall Company performance and upon each NEO’s performance, established goals, and contribution to the Company’s performance.
The Company's peer group consists of eighteen companies as shown in the following table. The Company's peer group for 2016 remained consistent with prior years. When selecting and re-assessing this peer group, the Compensation Committee took into consideration factors including market capitalization, three-year and five-year total returns, dividend yields, compounded annual funds from operations growth rates, and multiples. As of December 31, 2016, the Company's one-year, three-year and five-year total shareholder return were 11%, 115% and 147%, respectively. As of December 31, 2016, the one-year, and annualized three-year and five-year total shareholder return for the Company were 11%, 29% and 20%, respectively, as compared to the median total shareholder return for the peer group of 17%, 19%, and 13%, respectively, and the average annual total shareholder return for the peer group of 14%, 18% and 15%, respectively.

PEER GROUP

Apartment Investment and Management Company (AIV)	Extra Space Storage, Inc. (EXR)
American Campus Communities, Inc. (ACC)	First Industrial Realty Trust (FR)
Camden Property Trust (CPT)	Highwoods Properties, Inc. (HIW)
CubeSmart (CUBE)	Liberty Property Trust (LPT)
Corporate Office Properties Trust (OFC)	Mack-Cali Realty Corporation (CLI)
Duke Realty Corporation (DRE)	Regency Centers Corporation (REG)
Equity One (EQY)	Simon Property Group (SPG)
Equity Residential (EQR)	UDR, Inc. (UDR)
Essex Property Trust, Inc. (ESS)	Vornado Realty Trust (VNO)

Total compensation for the NEOs as set forth in the Summary Compensation Table was approximately $8.3 million and $8.0 million for 2016 and 2015, respectively. Total compensation for 2016 was split between base salary, non-equity incentive compensation, equity-based retention and incentive compensation and other compensation, as shown in the following chart. The total median compensation for the top five executives for the selected peer group for 2015, based on the latest reportable data in the SNL Financial database, was approximately $12.2 million and the average was approximately $14.4 million. The increase in total executive compensation from 2015 to 2016 for the NEOs in the aggregate reflects an increase in base salaries, an increase in non-equity incentive compensation (bonus), and an increase in our stock price on the restricted stock grant dates.
Base Salary. The Compensation Committee deliberately keeps base salaries at a relatively small percentage of total compensation. For 2016, the Compensation Committee concluded that base salaries of $400,000 for Ms. Nader and $360,000 for each of Mr. Seavey, Mr. Waite and Mr. Maynard were appropriate in this regard.
Non-Equity Incentive Compensation. The Compensation Committee's practice is to award annual non-equity incentive compensation ("bonus") based on certain performance targets established by the Compensation Committee for each year after consultation with the CEO and executive officers, but subject to the discretion of the Compensation Committee. The Compensation Committee selected the performance targets, as they believe management should focus on short-term annual performance metrics that support and ensure the Company’s long-term success and profitability. Performance targets were established and communicated to the NEOs in February 2016 when the outcome of the performance targets was substantially uncertain. Performance targets were consistent with earnings guidance expectations publicly disclosed by the Company. The final payout of 2016 executive bonuses was in January 2017, after finalization of the Company’s year-end earnings results.
The total 2016 maximum bonus potential for the NEOs set by the Compensation Committee in February 2016 was approximately $2,565,200 and was comprised of a $2,420,000 bonus potential ("2016 Bonus Potential") and a $72,600 MH revenue stretch goal and a $72,600 resort revenue stretch goal ("2016 Stretch Goals"). The following table shows the 2016 Bonus Potential for each NEO and the percentage attributed to each performance target and the discretionary portion. The total bonus paid to all NEOs was approximately $2.2 million, which included a payment of $72,600 for the 2016 Stretch Goals. The 2016 Stretch Goals

required certain increases in the Company’s core MH revenues, which target was met, and certain increases in core resort revenues, which target was not met.

Name	2016 Bonus Potential (Amount x Base Salary)	Core MH Revenue Target (1)	Core Resort Revenue Target (2)	Dues Target (3)	Core Net Operating Income Target (4)	Rentals/Working Capital Target (5)	Discretionary(6)
Marguerite Nader	2.00	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Paul Seavey	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Patrick Waite	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Roger Maynard	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
_____________

(1)
This target required achieving a 3.6% increase in core manufactured home ("MH") base rent growth for the year ended December 31, 2016 as compared to the year ended December 31, 2015, which target was met. The total paid for this target was approximately $363,000.

(2)
This target required that the Company’s core resort revenues increase 4.9% for the year ended December 31, 2016 as compared to December 31, 2015, which target was met. The total paid to the NEOs for this target was approximately $363,000.

(3)
This target was comprised of three equal components related to: (i) dues revenues, which portion of the target was met (ii) the number of paid member sales units, which portion of the target was not met; and (iii) dues attrition, which portion of the target was met. The total paid to the NEOs for this target was approximately $242,000.

(4)
This target required core net operating income, excluding property management expense, to increase 4.1% for the year ended December 31, 2016 as compared to the year ended December 31, 2015, which target was met. The total paid to the NEOs for this target was approximately $363,000.

(5)
This target was comprised of four equal components related to: (i) reduction of working capital commitment, which portion of the target was not met; (ii) an increase in occupancy from homeowners in 2016, which portion of the target was met; (iii) reduction of rental expenses, which portion of the target was not met; and (iv) management of chattel financing, which portion of the target was met. As a result, the NEOs were paid 50% of this target or approximately $181,500.

(6)
At the beginning of 2016, the Compensation Committee, in consultation with Ms. Nader, developed strategic initiatives upon which each executive officer would be evaluated and which would be used in determining their discretionary bonuses. Management focused on key strategic areas for the Company including, but not limited to revenue management, lead generation and lead management, the MH sales platform, Thousand Trails site utilization, expense control, home inventory spend, infrastructure maintenance, portfolio assessment, technology, customer relations, employee relations, tax and legal. Throughout 2016, each NEO met with Ms. Nader to discuss achievement of these discretionary goals. The Compensation Committee reviewed these evaluations and considered the results of these evaluations in the overall assessment of each NEO’s performance. As a result, Mr. Seavey, Mr. Waite and Mr. Maynard each received 100% of the discretionary bonus potential for 2016.

The Compensation Committee’s evaluation of Ms. Nader’s achievements included a review of the Company’s overall performance, as well as the attainment of the strategic initiative goals by each of the other executive officers. Ms. Nader received 100% of her discretionary bonus potential for 2016.
The total paid to all executive officers for discretionary targets was approximately $605,000.
Equity-Based Retention and Incentive Compensation. The Company has made Restricted Common Stock grants to provide long-term incentives for executive officers and to retain qualified officers. The Company recognizes that the interests of stockholders are best served by giving our executives the opportunity to participate in the appreciation of the Company’s Common Stock.
On May 13, 2014, our Stockholders approved the Company’s 2014 Equity Incentive Plan. The Company has granted Restricted Common Stock to our NEOs in accordance with the 2014 Equity Incentive Plan since its approval.
The Restricted Common Stock grants were awarded at the closing price of the Company’s Common Stock on the NYSE on the date of grant. The Company has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the NYSE on the grant date, nor have options been granted on a date other than the grant date. Upon vesting of these stock awards, the Company may buy back a portion of the stock to provide the executive officer with the ability to receive the vested stock net of applicable tax effects.
On January 21, 2016, the Compensation Committee approved the 2016 Restricted Stock Award (the "2016 Award") pursuant to the authority set forth in the 2014 Equity Incentive Plan. On February 1, 2016, the NEOs were granted 68,000 shares of Restricted Common Stock in accordance with the 2016 Award with a grant date fair value per share of $67.42 as follows: Ms. Nader was granted 22,000 shares; Mr. Seavey was granted 18,000 shares; Mr. Waite was granted 18,000 shares; and Mr. Maynard was granted 10,000 shares. Such shares vested on December 31, 2016. The 2016 Restricted Stock Awards remained consistent with 2015.
CEO Compensation. Ms. Nader’s 2016 compensation consisted of a base salary of $400,000 and an annual non-equity incentive compensation ("bonus") award of $724,004. During the year ended December 31, 2016, Ms. Nader acquired 23,334 shares of Restricted Common Stock upon vesting with a value of approximately $1,684,400. The Compensation Committee established Ms. Nader’s compensation based on the principles previously discussed in this CD&A. Ms. Nader received no compensation or stock grants for her service on the Board.

Accounting and Tax Considerations.     The Company accounts for its stock options and stock awards in accordance with FASB ASC 718.
The Company may or may not structure compensation arrangements to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.
Severance Benefits.     None of the Company’s NEOs have any arrangements that provide for payment of severance benefits.
Non-Qualified Deferred Compensation. The Company does not provide any non-qualified defined contribution or other deferred compensation plans.
Post-Employment Compensation. All of the Company's employees, including its NEOs, are employees-at-will and as such do not have employment contracts with the Company. The Company also does not provide post-employment health coverage or other benefits.
Change in Control. None of the Company's NEOs are entitled to payment of any benefits upon a change in control of the Company. The vesting of Restricted Common Stock grants is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company. As of December 31, 2016, there were no unexercised stock options or non-vested restricted stock awards for any of the NEOs.
Perquisites and Other Benefits. The Company’s NEOs do not receive benefits that are not otherwise available to all of its employees. All employees who participated in the 401(k) plan received a matching contribution equal to 100% of the first 3%, and 50% of the next 2%, of the participant’s eligible earnings that were contributed to the plan, up to a maximum matching contribution of $10,600. Additionally, a discretionary profit sharing component of the 401(k) plan provides that a contribution may be made annually for each participant in an amount, if any, as determined by the Company. The Company has provided each of the NEOs with an indemnification agreement, however, the Company has paid no amounts under such agreements.
The Company has a non-qualified Employee Stock Purchase Plan ("ESPP") in which certain employees and the directors may participate. Participants may acquire up to $250,000 of Common Stock annually through the ESPP at a 15% discount. Discounts on such stock purchases are not considered a perquisite and are not included in the Summary Compensation Table as such discount is available to all salaried employees who elect to participate in the ESPP.
2017 Changes to Executive Compensation. On February 20, 2017, the Compensation Committee approved the 2017 Executive Bonus Plan (the "Plan"). Information regarding the 2017 Executive Bonus Plan was filed on Form 8-K with the SEC on February 22, 2017. Under the Plan, the annual bonus potential was established based on certain performance targets. The total bonus potential under the Plan for each eligible executive follows:

Name	Title	Bonus Potential
Marguerite Nader	President and Chief Executive Officer	200% of annual salary
Paul Seavey	Executive Vice President, Chief Financial Officer and Treasurer	150% of annual salary
Patrick Waite	Executive Vice President and Chief Operating Officer	150% of annual salary
Roger Maynard	Executive Vice President - Investments	150% of annual salary

Under the Plan, payment of 75% of the bonus potential is contingent upon achieving certain operational targets, including goals related to core community base rental income, core resort base rental income, membership dues revenues, core net operating income, and working capital. The Compensation Committee will have discretion at the end of 2017 to determine an appropriate award based on an evaluation of each of the target areas. Payment of the remaining 25% of the bonus potential is based on an assessment of discretionary objectives for the executive officer team, as a whole. In addition, if the Company exceeds by specified amounts certain operational targets relating to core community base rental income and core resort base rental income, the total bonus potential may be increased by up to an additional $145,200, which would be shared pro-rata by the NEOs. Bonus payments will be made in cash and will be paid subsequent to the year ending December 31, 2017 after finalization of the Company’s results of operations and upon review and approval by the Compensation Committee.
On January 23, 2017, the Compensation Committee approved the 2017 Restricted Stock Award (the "2017 Award") pursuant to the authority set forth in the 2014 Equity Incentive Plan. On February 1, 2017, the NEOs were granted 68,000 shares of Restricted Common Stock in accordance with the 2017 Award with a grant date fair value per share of $72.61 as follows: Ms. Nader was granted 22,000 shares; Mr. Seavey was granted 18,000 shares; Mr. Waite was granted 18,000 shares; and Mr. Maynard was granted 10,000 shares. Such shares will fully vest on December 31, 2017.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,

Sheli Rosenberg, Chair
David Contis
William Young

SUMMARY COMPENSATION TABLE
The following table includes information concerning compensation paid to or earned for the year ended December 31, 2016 by the Company's Chief Executive Officer, Chief Financial Officer, and those other persons who were, at December 31, 2016, executive officers of the Company (the "NEOs").
The Company has not entered into any employment agreements with any of the NEOs. When setting total compensation for each of the NEOs, the Compensation Committee reviews all components of compensation, including equity and non-equity based compensation.
The NEOs were not entitled to receive payments, which are characterized as "Bonus" payments for the years ended December 31, 2016, 2015 and 2014. In January 2014, 2015 and 2016, the Compensation Committee approved the final short-term incentive plan payments for each NEO, with the substantial majority of such payments being based on pre-established performance targets. Such annual performance-based payments are characterized as "Non-Equity Incentive Plan Compensation" in the table. Total compensation amounts include the fair value of the stock awards and option awards granted to the NEOs, with such grants being shown in the table in the year of grant.
For the years ended December 31, 2016, 2015 and 2014, "Salary" accounted for approximately 18%, 18% and 19%, respectively, of total compensation; "Stock Awards" accounted for approximately 55%, 52% and 53%, respectively, of total compensation; and "Non-Equity Incentive Plan Compensation" accounted for approximately 26%, 29% and 27%, respectively, of total compensation.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation		All Other Compensation ($)(7)	Total ($)
						STIP ($)(5)	LTIP ($)(6)
Marguerite Nader	2016	400,000	—	1,483,240	—	724,004	—	10,600	2,617,844
President and	2015	385,000	—	1,208,460	—	758,450	—	10,400	2,362,310
Chief Executive Officer	2014	375,000	—	1,193,080	—	585,030	—	10,400	2,163,510

Paul Seavey	2016	360,000	—	1,213,560	—	488,703	—	10,600	2,072,863
Executive Vice President,	2015	350,000	—	988,740	—	517,125	—	10,400	1,866,265
Chief Financial Officer and	2014	311,428	—	852,200	—	416,445	—	10,400	1,590,473
Treasurer

Patrick Waite	2016	360,000	—	1,213,560	—	488,703	—	10,600	2,072,863
Executive Vice President and	2015	350,000	—	988,740	—	517,125	—	10,400	1,866,265
Chief Operating Officer	2014	350,000	—	681,760	—	468,024	—	10,400	1,510,184

Roger Maynard	2016	360,000	—	674,200	—	488,703	—	10,600	1,533,503
Executive Vice President -	2015	350,000	—	988,740	—	517,125	—	10,400	1,866,265
Investments	2014	311,428	—	965,798	—	416,445	—	10,400	1,704,071
_________

(1)	Principal positions are as of the date of this Proxy Statement.

(2)	A substantial majority of bonus payments were based on certain performance criteria being met and as such are included under the Non-Equity Incentive Plan Compensation column of this table.

(3)	These amounts reflect the grant-date fair value of restricted stock awards, calculated in accordance with FASB ASC 718 based on the Company's closing stock price on the grant date.
On May 13, 2014, the Compensation Committee approved the 2014 Award pursuant to the authority set forth in the 2014 Equity Incentive Plan and the Board ratified the Compensation Committee’s approval of the 2014 Award. On May 13, 2014, the NEOs were granted 82,666 shares of Restricted Common Stock in accordance with the 2014 Award with a grant date fair value per share of $42.61 as follows: Ms. Nader was granted 24,000 shares; Mr. Seavey was granted 20,000 shares; Mr. Waite was granted 16,000 shares; and Mr. Maynard was granted 22,666 shares. Such shares vested on December 31, 2014.
On May 13, 2014 upon recommendation of the Compensation Committee, the Board approved an award of stock options to be granted to each director then in office for their services rendered during the remainder of 2014. On May 13, 2014, Ms. Nader was awarded options to purchase 20,000 shares of Common Stock, which she elected to receive as 4,000 shares of Restricted Common Stock. Such shares were issued at a per share price of $42.61, the NYSE closing price of the Company’s Common Stock on May 13, 2014. One-third of these shares of Restricted Common Stock vested on November 13, 2014, one-third vested on May 13, 2015 and one-third vested on May 13, 2016.
On January 22, 2015, the Compensation Committee approved the 2015 Award pursuant to the authority set forth in the 2014 Equity Incentive Plan. On January 26, 2015, the Board ratified the Compensation Committee’s approval of the 2015 Award. On February 2, 2015, the NEOs were granted 76,000 shares of Restricted Common Stock in accordance with the 2015 Award with a grant date fair value per share of $54.93 as follows: Ms. Nader was granted

22,000 shares; Mr. Seavey was granted 18,000 shares; Mr. Waite was granted 18,000 shares and Mr. Maynard was granted 18,000 shares. Such shares vested on December 31, 2015.
On January 21, 2016, the Compensation Committee approved the 2016 Award pursuant to the authority set forth in the 2014 Equity Incentive Plan. On February 1, 2016, the NEOs were granted 68,000 shares of Restricted Common Stock in accordance with the 2016 Award with a grant date fair value per share of $67.42 as follows: Ms. Nader was granted 22,000 shares; Mr. Seavey was granted 18,000 shares; Mr. Waite was granted 18,000 shares and Mr. Maynard was granted 10,000 shares. Such shares vested on December 31, 2016.
All holders of Restricted Common Stock receive any dividends paid on such shares, whether or not vested.

(4)	There were no stock option awards issued to the NEOs during 2014, 2015 and 2016.

(5)
A substantial majority of the NEOs’ annual short-term incentive plan "bonus" payment is based on pre-established performance targets as communicated to the NEOs at the beginning of the year, and therefore, such amounts are classified as non-equity incentive plan compensation in this table.

In February 2016, February 2015, and February 2014, the Compensation Committee approved the 2016, 2015 and 2014 bonus potential and performance targets, respectively. In January 2017, 2016 and 2015, after assessment of the achievement of such performance targets, the Compensation Committee approved and the NEOs received their annual non-equity incentive awards for each of the years ended December 31, 2016, 2015 and 2014, respectively. See the CD&A section of this Proxy Statement for further discussion of the 2016 performance targets.
On February 20, 2017, the Compensation Committee approved the 2017 Executive Bonus Plan. Information regarding the 2017 Executive Bonus Plan is included in the CD&A section of this Proxy Statement and in a Current Report on Form 8-K filed with the SEC on February 22, 2017.

(6)	There were no long-term non-equity incentive plan compensation awards granted to the NEOs in 2014, 2015, or 2016.

(7)
Includes employer-matching contributions pursuant to the Equity LifeStyle Properties, Inc. Retirement Savings Plan of $10,600, $10,400, and $10,200 for the years ended December 31, 2016, 2015 and 2014, respectively.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth certain information with respect to grants of plan-based awards to the Company’s NEOs for the year ended December 31, 2016.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)
Marguerite Nader	02/12/16	(1)	—	648,000	848,000	0	—	—	—
	02/01/16		—	—	—	22,000	—	—	1,483,240

Paul Seavey	02/12/16	(1)	—	437,400	572,400	0	—	—	—
	02/01/16		—	—	—	18,000	—	—	1,213,560

Patrick Waite	02/12/16	(1)	—	437,400	572,400	0	—	—	—
	02/01/16		—	—	—	18,000	—	—	1,213,560

Roger Maynard	02/12/16	(1)	—	437,400	572,400	0	—	—	—
	02/01/16		—	—	—	10,000	—	—	674,200
_________

(1)
Payment of the 2016 award was based on the following performance targets being achieved: 15.0% related to achieving a benchmark in core MH revenues; 15.0% related to achieving a benchmark in core resort revenues; 15.0% related to achieving a benchmark in membership dues revenues; 15.0% related to achieving a benchmark in core net operating income;15.0% related to achieving a working capital benchmark and 25.0% was at the discretion of the Compensation Committee after evaluation of each NEO's performance, including an analysis of successes and strategic initiatives during the year. In addition, each NEO was awarded an additional amount upon achievement of the 2016 Stretch Goals. The 2016 maximum amounts represent the total potential bonus award. The 2016 target amounts reflect the non-discretionary portion of the total potential bonus award. Payment of the 2016 award was made in January 2017.

(2)	These amounts reflect the number of shares of Restricted Common Stock granted to each NEO.

(3)	This amount reflects the grant-date fair value of restricted stock awards calculated in accordance with FASB ASC 718 based on the Company's closing stock price on the grant date.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
There were no unexercised stock options and non-vested restricted stock awards for the NEOs as of December 31, 2016.

OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to the option exercises and stock vested for each of the NEOs for the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Marguerite Nader	—	—	23,334	1,684,436
Paul Seavey	—	—	18,000	1,297,800
Patrick Waite	—	—	18,000	1,297,800
Roger Maynard	—	—	10,000	721,000
_____________

(1)
Upon vesting of these stock awards, the Company purchased 10,669, 8,226, 8,226, and 4,195 shares from Ms. Nader, Mr. Seavey, Mr. Waite and Mr. Maynard, respectively, to pay their respective withholding taxes.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL
None of our NEOs is entitled to payment of any benefits upon a change in control of the Company. The vesting of Restricted Common Stock grants is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company. As of December 31, 2016, there were no unexercised stock options or non-vested restricted stock awards for any of the named executive officers.
NARRATIVE DISCLOSURE OF THE COMPANY’S COMPENSATION POLICIES AND PRACTICES
AS THEY RELATE TO RISK MANAGEMENT
The Compensation Committee has reviewed the Company's compensation policies and practices and believes it has taken reasonable and appropriate actions to mitigate the risk that the Company’s compensation policies and practices would lead to conduct that would have an unintended material adverse effect on the Company. The assessment included a review of the components of the executive officer’s compensation. For the base salary component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) base salary is a relatively small portion of total compensation for the executive officers, and (ii) the executive officers and employees have signed the Company's Employee Handbook and Business and Ethics Policy agreeing to maintain the highest standards of personal and professional integrity at all times and to comply with the Company’s policies and procedures. For the non-equity incentive (bonus) component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) the bonus targets are tied to near-term operational targets which lead to long-term growth of the Company and increased stockholder value and are not generally susceptible to accounting risk; and (ii) a portion of the bonus is payable at the discretion of the Compensation Committee. For the equity-based incentive component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) the Board has previously established share ownership guidelines for the executive officers to align their interests with those of the stockholders; (ii) the grants and terms of restricted stock are established by the Committee; and (iii) the Committee granted restricted stock rather than options to limit the risky behavior associated with trying to maximize stock price. In addition, there are no formulaic compensation arrangements that could create unintended compensation and the Compensation Committee has the ability to exercise discretion over all pay; the CEO meets regularly with the Compensation Committee and quarterly with the Compensation Committee, Executive Committee and Audit Committee chairpersons; the Company's Internal Audit department performs property and other corporate audits to ensure compliance with policies and procedures; the Company maintains a whistleblower hotline; and quarterly disclosure meetings are held with the executive officers and senior management for the purpose of allowing full disclosure of information that may impact the financial statements and related disclosures.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members for the year ended December 31, 2016 were Ms. Rosenberg, Mr. Contis and Mr. Young. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and no "compensation committee interlocks" existed during 2016. For a description of certain transactions with Board members or their affiliates, see "Certain Relationships and Related Transactions."

PROPOSAL NO. 3
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires the Company to allow stockholders an opportunity to cast a non-binding, advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a "Say on Pay" proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to the Company's fiscal 2016 executive compensation programs and policies and the compensation paid to the named executive officers.
     "RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC's rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on an advisory basis."
As discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain qualified executive officers who are accountable for the performance of the Company and to promote an ownership mentality among our executive officers. The compensation of our executive officers reflects the success of our management team in attaining certain operational goals which leads to the success of the Company and serves the best interests of our stockholders.
     This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year's annual compensation to the named executive officers. Your non-binding, advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company's executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.
Vote Required
Non-binding, advisory approval of this Say on Pay Proposal requires the affirmative vote of a majority of the votes cast by stockholders of record. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional duty on the part of the Board, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Board of Directors Recommendation
     The Board unanimously recommends a vote "FOR" approval, on a non-binding, advisory basis, of the executive compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 4 - NON-BINDING ADVISORY VOTE ON
THE FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years. In satisfaction of this requirement, stockholders are being asked to vote on the following resolution:

“Resolved, that the stockholders of the Company advise that an advisory resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, you should abstain from voting.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the options. The Board believes that an annual vote is needed to give stockholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders. For that reason, the Board recommends a vote for the holding of advisory votes on executive compensation every year.

Vote Required

The one-year, two-year or three-year frequency receiving the affirmative vote of a majority of the votes cast by stockholders of record will be the frequency approved. In the event that no option receives a majority of the votes cast, the Board will consider the option that receives the most votes to be the option selected by stockholders. Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board, will not create or imply any additional duty on the part of the Board, and will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

At the 2011 Annual Meeting, the Company's stockholders expressed a preference that non-binding, advisory votes on executive compensation occur every year. Consistent with this preference, the Board determined to implement non-binding advisory votes on executive compensation on an annual basis. At the 2017 Annual Meeting, we are asking stockholders to vote on the Frequency of our "Say on Pay" vote. Depending on the outcome of the vote on the Frequency of our "Say on Pay" vote, the next "Say on Pay" vote will occur at the 2018, 2019 or 2020 Annual Meeting.

Board of Directors Recommendation

The Board unanimously recommends that you vote to conduct an advisory vote on executive compensation each year at the Annual Meeting of Stockholders beginning with the 2018 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
This table sets forth information with respect to persons who are known to own more than 5% of the outstanding shares of Common Stock as of February 24, 2017.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
The Vanguard Group, Inc. (1)	12,180,965	14.0%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

FMR LLC (2)	12,650,067	14.6%
245 Summer Street
Boston, Massachusetts 02210

BlackRock, Inc. (3)	5,929,519	7.0%
55 East 52nd Street
New York, New York 10055
_________

(1)
Pursuant to a Schedule 13G filed with the SEC for calendar year 2016, The Vanguard Group, Inc. is the beneficial owner of 12,180,965 shares of Common Stock and has sole voting power over 145,388 shares of Common Stock and sole dispositive power over 12,047,281 shares of Common Stock. The Schedule 13G filed with the SEC for calendar year 2016 by Vanguard Specialized Funds - Vanguard REIT Index Fund states that it has sole voting power over 6,150,477 shares of Common Stock. We confirmed that the 6,150,477 shares held by Vanguard Specialized Funds - Vanguard REIT Index Fund are included in the 12,180,965 shares of Common Stock held by The Vanguard Group.

(2)
Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2016, FMR LLC is the beneficial owner of 12,650,067 shares of Common Stock and has sole voting power over 4,838,231 shares of Common Stock and sole dispositive power over 12,650,067 shares of Common Stock.

(3)
Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2016, BlackRock Inc. is the beneficial owner of and has sole dispositive power over 5,929,519 shares of Common Stock and has sole voting power over 5,605,444 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth, as of February 24, 2017, certain information with respect to the Common Stock and Preferred Stock that may be deemed to be beneficially owned by each director of the Company, by the NEOs as of December 31, 2016 and by all such directors and executive officers as a group. The address for each of the directors and executive officers is c/o Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the Common Stock set forth in the following table. Shares of Preferred Stock do not have voting rights.

Name of Beneficial Holder	Shares of Common Stock (1)	Common Stock Shares Upon Exercise of Options (2)	Total Shares of Common Stock	Percentage of Common Stock Class (3)	Depositary Shares (4)	Percentage of Preferred Stock Class
Philip Calian	96,817	—	96,817	*	5,000	*
David Contis (5)	23,041	5,600	28,641	*	—	*
Thomas Dobrowski	42,260	—	42,260	*	3,000	*
Thomas Heneghan (6)	341,487	—	341,487	*	40,000	*
Tao Huang	4,305	2,236	6,541	*	—	*
Roger Maynard	153,184	—	153,184	*	8,000	*
Marguerite Nader	100,368	—	100,368	*	16,000	*
Sheli Rosenberg (7)	584,056	—	584,056	*	28,000	*
Paul Seavey	56,277	—	56,277	*	1,500	*
Patrick Waite	72,595	—	72,595	*	—	*
Howard Walker	55,669	—	55,669	*	—	*
Matthew Williams	228	—	228	*	—	*
William Young	13,390	—	13,390	*	—	*
Samuel Zell (8)	3,330,933	420,000	3,750,933	4.3%	188,000	3.5%
Directors and Executive Officers as a group (14 persons)	4,874,610	427,836	5,302,446	6.1%	289,500	5.3%
____________
* Less than 1%
(1)    MHC Operating Limited Partnership (the "Operating Partnership") is the entity through which the Company conducts substantially all of its operations. Certain limited partners of the Operating Partnership own units of limited partnership interest ("OP Units") which are convertible into an equivalent number of shares of Common Stock. The shares of Common Stock beneficially owned includes OP Units that can be exchanged for an equivalent number of shares of Common Stock.
(2)    The amounts shown in this column reflect shares of Common Stock subject to options, which are currently exercisable or exercisable within 60 days of the Record Date.
(3)    In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.
(4)    Depositary shares represent 1/100th of a share of the Company’s 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock.
(5)    22,841 shares of Common Stock are held by the Contis Family Trust and 200 shares of Common Stock are held by Mr. Contis in a custodial account for his grandchildren.
(6)    Includes 130,236 shares of Common Stock beneficially owned by Mr. Heneghan's spouse, as to which Mr. Heneghan disclaims beneficial ownership.
(7)    Includes 23,060 OP Units beneficially owned by Ms. Rosenberg, which are exchangeable into 23,060 shares of Common Stock. Also includes approximately 201,128 shares of Common Stock and 20,000 depositary shares beneficially owned by Ms. Rosenberg's spouse, as to which Ms. Rosenberg disclaims beneficial ownership.
(8)    Includes shares of Common Stock, OP Units and options to purchase share of Common Stock with respect to which Mr. Zell has voting and investment power which include the holdings held directly by Mr. Zell (sole power) and the holdings of Samuel Zell Revocable Trust and Samstock/SZRT, L.L.C. (shared power in both cases). Also includes 8,000 shares of Common Stock held by the Helen Zell Revocable Trust (“HZRT”) of which Helen Zell, Mr. Zell's spouse, is the trustee. Mr. Zell disclaims beneficial ownership of such shares held by HZRT except to the extent of any pecuniary interest therein. Approximately 2.2 million of such shares of Common Stock which are beneficially owned directly or indirectly by Mr. Zell or by entities controlled directly or indirectly by Mr. Zell are pledged as security for certain loans.
In addition to the shares of Common Stock, OP Units and options set forth above, 939,554 shares of Common Stock and 2,737,632 OP Units are indirectly owned by irrevocable trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust, a state-regulated corporate trust company. These shares of Common Stock and OP Units represent approximately 4.2% of our outstanding shares of Common Stock. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such shares of Common Stock or OP Units. Mr. Zell disclaims beneficial ownership of such 939,554 shares of Common Stock and 2,737,632 OP Units, except to the extent of any pecuniary interest therein. As reported on Amendment No. 2 to Statement on Schedule 13D filed with the Securities and Exchange Commission on October 23, 2015, Chai Trust and the shares of Common Stock and OP Units over which it has voting and investment power are a separate group for purposes of section 13(d)(3) of the Securities Exchange Act of 1934. Approximately 3.3 million shares of Common Stock and OP Units, in the aggregate, are pledged as security for certain loans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit Committee is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors or executive officers and their immediate family members. Our policy regarding related party transactions is outlined in our Business Ethics and Conduct Policy, a copy of which can be found on the Company’s website. Our Business Ethics and Conduct Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s Executive Vice President, General Counsel and Corporate Secretary. Further, to identify related party transactions, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the director, executive officer, or their family members have an interest.
Corporate Headquarters
We lease office space from Two North Riverside Plaza Joint Venture Limited Partnership, an entity affiliated with Mr. Zell, Chairman of our Board of Directors. Payments made in accordance with the lease agreement to this entity amounted to approximately $1.4 million for the years ended December 31, 2016, 2015 and 2014.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes of ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on the Company’s review of the copies of those forms received by the Company, or written representations from executive officers and directors that no Forms 5 were required to be filed for the fiscal year ended December 31, 2016, all appropriate Section 16(a) forms were filed in a timely manner, except that David Contis inadvertently did not file a Form 5 in respect of one transaction that occurred during the fiscal year ended December 31, 2015.  Mr. Contis subsequently reported this transaction on Form 4.
STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING
Stockholder proposals intended to be presented at the 2018 Annual Meeting must be received by the Corporate Secretary of the Company no later than November 23, 2017, in order to be considered for inclusion in the Company's proxy statement and on the proxy card that will be solicited by the Board in connection with the 2018 Annual Meeting.
In addition, if a stockholder desires to bring business before an Annual Meeting of Stockholders, which is not the subject of a proposal for inclusion in the Company's proxy materials, the stockholder must follow the advance notice procedures outlined in the Company's Bylaws. The Company's current Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an Annual Meeting or propose business for consideration at such Annual Meeting, notice must generally be given to the Corporate Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's Annual Meeting. The 2017 Annual Meeting is scheduled for May 2, 2017. Therefore, if a stockholder desires to present a proposal for the 2018 Annual Meeting without seeking to include the proposal in the Company's proxy materials, the Company must receive notice of the proposal no earlier than February 1, 2018 and no later than March 3, 2018. Copies of the Bylaws may be obtained from the Corporate Secretary of the Company by written request.
2016 ANNUAL REPORT
Stockholders are concurrently being furnished with a copy of the Company's 2016 Annual Report and Annual Report on Form 10-K. Additional copies of the 2016 Annual Report and Annual Report on Form 10-K and of this Proxy Statement are available at http://www.astproxyportal.com/ast/26115 or by contacting Equity LifeStyle Properties, Inc, Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). Copies will be furnished promptly at no additional expense.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a Notice, please notify us, by directing your request to: Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606; Attn: David Eldersveld, Corporate Secretary, Telephone: 312-279-1400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker as specified above.
OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their discretion on such matters.

By Order of the Board of Directors

David P. Eldersveld
Executive Vice President, General Counsel and
Corporate Secretary

March 17, 2017
Chicago, Illinois

Appendix A
EQUITY LIFESTYLE PROPERTIES, INC.
Supplemental Information for the Compensation Discussion and Analysis in the
Proxy Statement for the 2017 Annual Meeting of Stockholders
INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The Compensation Discussion and Analysis of this Proxy Statement contains Normalized Funds from Operations ("Normalized FFO"), a non-GAAP financial measure. Funds from Operations ("FFO") is a non-GAAP financial measure. We define FFO as net income, computed in accordance with GAAP, excluding gains and actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, impairments, if any, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with our interpretation of standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of non-refundable right-to-use payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO.
We believe FFO, as defined by the Board of Governors of NAREIT, is generally a measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
Normalized Funds from Operations ("Normalized FFO") is a non-GAAP measure. We define Normalized FFO as FFO excluding the following non-operating income and expense items: a) the financial impact of contingent consideration; b) gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs; c) property acquisition and other transaction costs related to mergers and acquisitions; and d) other miscellaneous non-comparable items. Normalized FFO presented herein is not necessarily comparable to Normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount.
We believe that FFO and Normalized FFO are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of depreciation, amortization, impairments, if any, and actual or estimated gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our operations. For example, we believe that excluding the early extinguishment of debt, property acquisition and other transaction costs related to mergers and acquisitions from Normalized FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

The following table presents a calculation of FFO available for common stockholders and Normalized FFO available for common stockholders for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 (amounts in thousands):

Computation of Normalized Funds From Operations:	2016	2015	2014	2013	2012
Net income available for common shares	$164,037	$130,145	$118,731	$106,919	54,779
Income allocated to common OP units	13,869	11,141	10,463	9,706	5,067
Right-to-use contract upfront payments, deferred, net	3,079	4,231	5,501	5,694	6,694
Right-to-use contract commissions, deferred, net	(223)	(1,556)	(2,617)	(2,410)	(3,155)
Depreciation on real estate assets	106,736	102,934	100,159	101,694	96,530
Depreciation on real estate assets, discontinued operations	—	—	—	1,536	2,832
Depreciation on rental homes	10,664	10,675	10,906	6,535	5,553
Amortization of in-place leases	3,373	2,358	3,999	1,940	39,467
Amortization of in-place leases, discontinued operations	—	—	—	—	5,656
Depreciation on unconsolidated joint ventures	1,292	1,081	903	960	1,166
Gain on sale of property	—	—	(1,457)	(41,525)	(4,596)
FFO available for common stockholders	302,827	261,009	246,588	191,049	209,993
Change in fair value of contingent consideration asset	—	—	(65)	1,442	(462)
Transaction costs	1,217	1,130	1,647	1,963	157
Litigation settlement, net	2,415	—	—	—	—
Early debt retirement	—	16,913	5,087	37,844	—
Normalized FFO available for common stockholders	$306,459	$279,052	$253,257	$232,298	209,688

ANNUAL MEETING OF STOCKHOLDERS OF

EQUITY LIFESTYLE PROPERTIES, INC.

May 2, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/26115

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21033400000000001000 8 050217

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR PROPOSAL 1, A VOTE "FOR" PROPOSALS 2 and 3, and A VOTE FOR ONE-YEAR ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director of the nominees listed below (except as marked to the contrary).

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Philip Calian
- ○ David Contis
- ○ Thomas Heneghan
- ○ Tao Huang
- ○ Marguerite Nader
- ○ Sheli Rosenberg
- ○ Howard Walker
- ○ Matthew Williams
- ○ William Young
- ○ Samuel Zell

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Ratification of the selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for 2017.	☐	☐	☐
3. Approval on a non-binding, advisory basis of our executive compensation as disclosed in the Proxy Statement.	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
4. Approval on a non-binding, advisory basis of the frequency of a stockholder vote to approve executive compensation.	☐	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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EQUITY LIFESTYLE PROPERTIES, INC.

TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS 60606
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company"), hereby appoints SAMUEL ZELL and MARGUERITE NADER, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 2, 2017, at 9:00 a.m. Central time (the "Meeting"), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting. **The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" Proposals 2 and 3, "for one-year" on Proposal 4, and in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.**

(Continued and to be signed on the reverse side.)

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